Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                            CONTACT: 937-224-5940

FRED BOYLE JOINS DPL AS CONTROLLER &
CHIEF ACCOUNTING OFFICER

DAYTON, Ohio, June 30, 2006 — DPL (NYSE: DPL) announced today that Mr. Frederick J. Boyle has joined the Company as Controller and Chief Accounting Officer. In this role, Mr. Boyle will be responsible for all of DPL’s internal and external accounting functions.

Mr. Boyle has an extensive background in the energy industry, with experience in both the regulated and unregulated segments of the electric business. For 18 years, he worked in the financial and accounting areas of American Electric Power (AEP), serving in positions such as Manager of Tax, Manager of Corporate Planning and Budgeting, and Vice President of Financial Services. In addition to his experience with financial reporting and rate case filings, Mr. Boyle worked extensively with AEP’s international acquisition and disposition of assets.

Most recently, Mr. Boyle was Vice President of Finance for Direct Energy, an energy company with North American revenues of approximately $5.5 billion. At Direct Energy, his responsibilities included accounting, financial planning and analysis, financial reporting, portfolio management and tax functions associated with U.S. retail operations.

“With more than 20 years of experience in accounting and finance within the energy industry, Fred brings strong leadership and functional expertise to the table,” said John Gillen, DPL Senior Vice President and Chief Financial Officer. “We welcome him to the team and look forward to his contribution.”

Mr. Boyle is a graduate of The Ohio State University with a Bachelor of Science in Business Administration, has a Master of Tax degree from Capital University and is a Certified Public Accountant.

Additionally, DPL announced today that Daniel L. Thobe has been named to the position of Director of Internal Audit. Mr. Thobe will oversee all internal audit functions and will report directly to the Audit Committee of the DPL Board of Directors and administratively to Mr. Gillen.

“We greatly appreciate Dan’s hard work and valuable contribution during the past several years,” said Mr. Gillen. “As Director of Internal Audit, he will continue to play a vitally important role in the financial and operating areas of the company.”

Prior to joining DPL in July 2003, Mr. Thobe held various senior financial positions, including Corporate Controller of Moto Photo, Inc., Vice President and Chief Accounting Officer of Roberds, Inc., Vice President and Corporate Controller of Breuners Home Furnishings Corporation and Corporate Controller of The Bon-Ton Stores, Inc.

Mr. Thobe is a Certified Public Accountant and earned a Master of Business Administration from Northern Illinois University along with a Bachelor of Science in Accountancy from Wright State University.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.